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                                                                    EXHIBIT 11.1

                           COLLECTORS UNIVERSE, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    YEAR ENDED JUNE 30,
                                                              -------------------------------
                                                               1997        1998        1999
                                                              -------    --------    --------
Basic:
  Net income                                                  $   505    $    873    $    387
  Basic weighted average shares outstanding                    16,217      16,064      17,644
                                                              -------    --------    --------
Basic net income per share                                    $  0.03    $   0.05        0.02
                                                              =======    ========    ========
Diluted:
  Net income                                                  $   505    $    873    $    387
  Basic weighted average shares outstanding                    16,217      16,064      17,644
  Net effect of dilutive stock options                             --          --       1,121
                                                              -------    --------    --------
Diluted weighted average shares outstanding                    16,217      16,064      18,765
                                                              -------    --------    --------
Diluted net income per share                                  $  0.03    $   0.05    $   0.02
                                                              =======    ========    ========